EXHIBIT 99


                                                   [COMPANY LOGO]
                                                ----------------------------
FOR IMMEDIATE RELEASE                           ASA International Ltd.
                                                10 Speen Street
CONTACT:                                        Framingham, Massachusetts 01701
ALFRED C. ANGELONE                              508/626-2727
Chairman & CEO                                  www.asaint.com
ASA International Ltd.
(508)626-2727


                    ASA INTERNATIONAL LTD. DECLARES DIVIDEND
                 DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS

FRAMINGHAM, MASSACHUSETTS, THURSDAY, OCTOBER 22, 1998 - The Board of directors of ASA International Ltd. (NASDAQ:ASAA) yesterday declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of ASA International Ltd.'s common stock. Each Right will entitle stockholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the company at an exercise price of $10. The Rights will be exercisable if a person or group acquires 20% or more of the Company's common stock or announces a tender offer for 20% or more of the common stock, subject to certain exceptions. ASA International Ltd.'s Board of Directors will be entitled to redeem the Rights at $0.01 per Right at any time before, or until 10 days after, a person has acquired 20% or more of the outstanding common stock.

The Rights are not being distributed in response to any specific effort to acquire control of the Company. The Rights are designed to assure that all ASA International Ltd. stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of the Company without paying all stockholders a control premium.

Generally, if a person acquires 20% or more of the outstanding common stock of ASA International Ltd., each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of the Company having a market value at that time to twice the Right's exercise price. Rights held by the 20% holder will become void and will not be exercisable to purchase shares at the bargain purchase price. If the Company is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

"The Rights are intended to enable all ASA International Ltd. stockholders to realize the long-8term value of their investment in the Company. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of directors prior to attempting a takeover," said Alfred C. Angelone, Chairman and Chief Executive Officer of ASA International Ltd.

The dividend distribution will be payable to stockholders of record on November 4, 1998. The Rights will expire in 10 years. The Rights distribution is not taxable to stockholders.

ASA International Ltd. develops and builds enterprise software solutions, delivers support and services, and empowers leading companies in a wide range of industries to achieve a maximum return on their information technology investment. ASA's software is installed in more than 1200 businesses in North America, South America, Western Europe and Australia. ASA was established in 1969 and is headquartered in Framingham, Massachusetts.